Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is entered into effective September 18, 2009 by and among (i) Carso Infraestructura y Construcción S.A.B DE C.V., a sociedad anónima bursátil de capital variable, organized under the laws of the United Mexican States (“Mexico”) (“Buyer”), and (ii) Bronco Drilling Company, Inc., a Delaware corporation (“Bronco” or “Seller”), and Saddleback Properties LLC, an Oklahoma limited liability company (“Saddleback” or “Seller,” and together with Bronco, “Sellers”).

A.   WHEREAS, each of Bronco and Saddleback beneficially own directly one membership interest (each a “Membership Interest” and together the “Membership Interests”) in Bronco Drilling MX, S. de R.L. de C.V., a company organized under the laws of Mexico (the “Company”).

B.           WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (i) Bronco desires to sell to Buyer 60% of the Membership Interest owned by Bronco, and (ii) Saddleback desires to sell to Buyer all of the Membership Interest owned by Saddleback.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Membership Interests.  Upon the terms and subject to the fulfillment or waiver by the applicable Party hereto of the conditions (condiciones suspensivas) set forth herein, (a) Saddleback shall sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer shall purchase and accept delivery from Saddleback at the Closing, all of right, title and interest of Saddleback in and all of the Membership Interest owned by Saddleback free and clear of any Liens, and (b) Bronco shall sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer shall purchase and accept delivery from Bronco at the Closing, all of the right, title and interest of Bronco in and to 60% of the Membership Interest owned by Bronco, free and clear of any Liens.

2. Purchase Price.

2.1 Purchase Price. The purchase price to be paid by Buyer to the Sellers on the Closing Date in consideration for the Membership Interests sold by Sellers to Buyer hereto (the “Purchase Price”) shall be, (i) an aggregate amount of Thirty Million 00/100 Dollars (US$30,000,000.00), plus (ii) an amount equal to 60% of the value added taxes paid by or on behalf of the Company as a result of the importation of the Rigs to Mexico, provided however that, (a) supporting documentation is delivered by Sellers to Buyer, and (b) Sellers shall reimburse Buyer pro rata for any such valued added taxes refunded directly to Bronco and not the Company.

2.2 Payment of Purchase Price. Subject to the fulfillment or waiver of the conditions precedent set forth in Sections 3.4 and Section 6 hereof, the Purchase Price shall be delivered by Buyer to Sellers on the Closing Date in United States Dollars by wire transfer of immediately available funds to an account designated in writing by Sellers.  Each Seller will receive its allocable portion of the Purchase Price pursuant to its Membership Interest’s percentage ownership in the Company.

3. Closing.

3.1 Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at such location as may be mutually agreed by the parties hereto.

3.2 Closing Date.  The date of the Closing (the “Closing Date”) shall occur when all of the conditions contained in Sections 3.4 and Section 6 hereto, have been satisfied or waived by the applicable party.

3.3 Proceedings at Closing.  Notwithstanding the obligations of the parties under this Agreement, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

3.4 Other Actions on or Prior to Closing.  The following actions shall take place on or prior to the Closing (each to be considered as a condition precedent):

(a)           The Sellers shall deliver to Buyer the stock record book (with the appropriate registration with respect to the transfer of the Company’s Membership Interest from each Seller to Buyer), minute book and any other corporate record or book of the Company;

(b)           The Sellers shall deliver to Buyer a certificate from the Secretary of the Company evidencing that the transfer of the Company’s Membership Interest from each Seller to Buyer has been registered in the stock record book of the Company;

(c)           That certain Operating Agreement of the Company by and among Buyer and Bronco, has been duly executed and delivered (the “Operating Agreement”);

(d)           The Sellers shall cause a General Meeting of the members of the Company to be held, at which, (i) the current bylaws of the Company are amended as set forth in the Operating Agreement, (ii) the directors and members of the Board of the Company set forth in Schedule 3.4 herein, shall be removed and each of the persons whose names are provided by  Buyer to the Sellers prior to the Closing Date shall be elected as directors and/or members of the Board in their place, and (iii) to formalize the granting and revocation of certain powers of attorney in the Company pursuant to the Operating Agreement.

(e) Any and all actions by Sellers pursuant to Section 6 hereof shall be taken and/or complied, including without limitation the contribution of the Rigs and of the collection and/or rights to profits from the Pemex Contract (prior Pemex written consent and/or other arrangement as mutually agreed by the parties).

4. Representations and Warranties of the Sellers.  Each of the Sellers, jointly and severally, represents and warrants to Buyer, with respect to itself and/or to the Company as the case may be, as follows:

4.1 Limited Liability Company Status.  The Company is a “Sociedad de Responsailidad Limitada de Capital Variable” duly organized, validly existing and in good standing under the laws of Mexico.  The Company has, and at all times has had, full power and authority to own its properties as such properties are now owned and to conduct its business as and where such business has been and is now being conducted. True, correct and complete copies of the constitutive documents, including the estatutos sociales, each as amended to date, of the Company are attached hereto as Schedule 4.1.  Moreover, the corporate books (including the board, and members minute books and stock registry book) of the Company are true, correct, accurate and complete and reflect all amendments made through the date of this Agreement, including but not limited to the complete records of all issuances, transfers, and cancellations of the membership interests of the equity of the Company and/or any other registrations or entries required by applicable law.

4.2 Stock and Capitalization.

(a)           The authorized equity of the Company is set forth on Schedule 4.2(a), and such issued and outstanding equity of the Company consists in all of the equity of the Company.  All of the outstanding equity of the Company, including but not limited to the Membership Interests, has been validly issued and is fully paid and nonassessable and are not subject to any preemptive rights, rights of first refusal or similar rights.  There are no, nor are there any agreements, commitments or arrangements not yet fully performed and/or performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of the Membership Interests and/or any additional membership interests.  There are no outstanding securities of the Company other than the Membership Interests owned by Sellers.  There are no outstanding or authorized membership interest appreciation phantom membership interests or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or understanding with respect to the voting of the membership interests of the Company. Sellers own of record, free and clear of all options, calls, puts, rights to subscribe, conversion rights and other encumbrances, the Membership Interests

(b)           At Closing, each of the Sellers will have good, valid and marketable legal and beneficial title to its Membership Interest, in each case free and clear of any Liens.  The registration of Buyer as owner of the Membership Interests purchased by Buyer hereto in the Company’s registry book will vest the Buyer on the Closing Date with title to all of such Membership Interests purchased by Buyer, free and clear of any Liens (except those arising by or through Buyer).

For purposes of this Agreement, “Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement or similar encumbrance, included but not limited to any encroachment or restriction of any kind, including any charge, seizure, attachment, mortgage, hypothecation, trust deed, or guaranty trust, except for any lien, pledge, mortgage, deed of trust, security interest, easement or similar encumbrance arising from that certain Credit Agreement, dated as of the date hereof, by and between Bronco, certain subsidiaries thereof, and Banco Inbursa S.A., and the transactions contemplated thereby.

(c)           The Company has no subsidiaries and does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

(d)           At Closing, the Sellers will have the full right, power and capacity to sell, assign and transfer the Membership Interests sold by Sellers to Buyer.

(e)           There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Company equity interests, or (ii) provide   funds to, or make any   investment in (in the form of a loan, capital and/or equity contribution or otherwise), or provide any guarantee with respect to the obligations of, any person.  There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, equity interests having the right to vote or consent) on any matters on which members (or other equity holders) of the Company may vote.  For purposes of this Agreement, “Debt” means the principal amount of all indebtedness for borrowed money of the Company on a consolidated basis including capitalized leases, short term and long term bank loans, and other financial liabilities or similar interest-bearing liabilities outstanding of the Company determined in accordance with NIF.

4.3 Authorization of Agreement.  Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Sellers in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by any of the Sellers or the Buyer being hereinafter referred to, collectively, as the “Related Documents”, and the transaction contemplated by this Agreement and the Related Documents being hereinafter referred to, collectively, as the “Sale Transaction”), and, to perform fully its obligations hereunder and thereunder.  This Agreement has been, and each of the Related Documents will be, on or prior to the Closing Date, duly executed and delivered by each of the Sellers. The execution, delivery and performance of this Agreement and the Related Documents by it and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement constitutes, and each of the Related Documents, will constitute, when so executed and delivered, valid and binding obligations of the Sellers, enforceable against each of them in accordance with their terms.

4.4 Conflicts; Consents of Third Parties.

(a) Subject to receipt of the consents, approvals and/or waivers set forth herein, at Closing, the execution, delivery and performance by the Sellers of this Agreement and the Related Documents and the consummation of the Sale Transaction will not (i) conflict with or violate any provision of the constitutive documents, including the estatutos sociales, and related organizational documents, regulations or other relating documents of the Company; (ii) conflict with, violate, result in the breach or termination of, or  constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any contract, agreement, license, permit, instrument or order to which the Company or any Seller is a party or by which any of them or any of their assets is bound or subject which would cause Losses; (iii) constitute a violation or default of any applicable Law or any other effective  Contract held by the Company with any Person; (iv) result in the creation of any Lien upon any of the Membership Interests, or any other membership interests, or any Asset of the Company (except those arising by or through Buyer) or permit the acceleration of the maturity of any Debt and/or Liability of the Company; (v) relieve any party to any contract with the Company of that party’s obligations thereunder or enable such third party to terminate its obligations thereunder or declare a breach thereunder.

(b)           Except as required by this Agreement and the Operating Agreement and to memorialize the transactions contemplated hereby, no approval, authorization, consent, registration, franchise, license, permit or certificate by any Governmental Body or waiver of, declaration or filing with or notification to any Governmental Body is required on the part of the Company or any Seller in connection with the execution, delivery or performance of this Agreement or the Related Documents or the consummation of the Sale Transaction.

For purposes of this Agreement, “Governmental Body” shall mean (a) the United States of America, (b) the United Mexican States, (c) any state, province, county, municipality, taxing, or zoning authority or other governmental subdivision within the United States of America or the United Mexican States, and (d) any court or governmental department, commission, board, bureau, agency or other instrumentality or governmental subdivision of the United States of America or the United Mexican States.

4.5 Financial Statements.  The Sellers have delivered to Buyer true, correct and complete copies of the consolidated and unconsolidated unaudited balance sheet of the Company as of December 31, 2008 and the related unaudited statements of results of operations of the Company for the fiscal year ended December 31, 2008 plus complete copies of the unaudited financial statements for the quarter ending June 30, 2009, including in both cases, the related notes and schedules thereto and all auditors’ reports thereon, if any (the “Financial Statements”), which are attached hereto under Schedule 4.5. The Financial Statements have been prepared in accordance with NIF, and present in all respects the financial position and results of operations of the Company as of the dates and for the periods indicated.

4.6 Absence of Undisclosed Liabilities.  Except as reflected in the Financial Statements, (i) as of the Closing Date and/or as of the last day of the respective periods covered by the Financial Statements or such information as set forth on Schedule 4.6, as the case may be, there were no and would not be any Liabilities or obligations of any nature (whether accrued, contingent and/or of any other kind) of the Company that were required by NIF to be reflected in such Financial Statements and/or that would be expected to result in Losses in excess of U.S.$100,000.00 that were not so reflected, and (ii) since the last day of the respective periods covered by the Financial Statements, the Company has not incurred any Liabilities that would be required by NIF to be reflected in the Company’s audited financial statements for the periods ended after such date and/or that would be expected to result in Losses in excess of U.S.$100,000.00. Moreover, there are no (i) deficiencies and weaknesses in the design or operation of internal controls over financial reporting which are likely to adversely affect the Company ability to record, process, summarize and report financial information and (ii) any past or present fraud, or other criminal conduct that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.7 Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Schedule 4.7 sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company (together with the name and address of each bank where such items are held) and those persons authorized to sign thereon or have access thereto, (ii) a true and correct list of all powers of attorney granted by the Company and those persons authorized to act thereunder and (iii) a true and correct list of all incumbent directors (miembros del consejo de administración) and managers (gerentes) of the Company.

4.8 Conduct of Business.  Since its incorporation the Company has conducted its business in the ordinary course of business and consistent with practice, and the Company has not:

(a)           sold, assigned, transferred, pledged, leased or otherwise disposed of any individual asset with a total value in excess of US$250,000.00;

(b)           incurred any Liabilities valued in an aggregate principal amount in excess of  US$250,000.00;

(c)           cancelled, waived, permitted to lapse or otherwise disposed of any rights of value outside of the ordinary course of business;

(d)           changed its accounting methods, principles or practices in any respect, other than as required by applicable Law;

(e)           except for those Contracts listed on Schedule 4.12, entered into any transaction or contract, or amended or terminated any transaction or contract, (i) valued and/or worth in an aggregate principal amount in excess of US$250,000.00 or (ii) having a term of more than twelve (12) months, except for those that can be terminated at no cost or consequence by either Party without cause through a thirty (30) day prior written notice of termination;

(f)  split, combined or reclassified the shares of its  membership interests or declared, set aside, made or paid any dividend or other distribution in respect of its membership interests or purchased or redeemed, directly or indirectly, any membership interests of its equity;

(g)  issued or sold (or agreed to issue or sell) any membership interests of its equity or any options, warrants, conversion or other rights to purchase any such membership interests or any securities convertible into or exchangeable for such membership interests, or granted, or agreed to grant, any other such options;

(h) increase by more than five percent (5%) the payroll of the base salary or hourly wages payable to its employees or the salary and/or the benefits provided to any of its officers, directors, shareholders, managers, members, consultants or agents or employees, other than increases that are required by applicable Law or the terms of any applicable agreement (including any collective bargaining agreement if any) or Employee Benefit Plan if any;

(i) made loans or advances by the Company to any of their employees, directors and/or officers;

(j)           except for that certain Contribution and Exchange Agreement, dated as of the date hereof, by and between Bronco and the Company (the “Contribution Agreement”), entered into any transaction with each of the Sellers, or other person whose capital stock is owned, directly or indirectly, by any of the Sellers;

(k) made or effect write off or write down of any accounts receivable by the Company; or

(l) agreed, whether in writing or not, to do any of the foregoing.

4.9 Taxes.

(a)           The Company has filed all  tax returns (or such tax returns have been filed on behalf of the Company) required to be filed by applicable Law for taxable periods ending on or before the Closing Date and have paid all taxes shown to be payable on such Tax Returns.

(b)           Set forth on Schedule 4.9 is a complete list of the tax returns filed by the Company pursuant to applicable Laws that during the preceding year have been or are being audited by the appropriate Governmental Body.  All deficiencies proposed as a result of such audits or reviews have been paid or finally settled or are being contested in good faith, and, as of the date of this Agreement, the Company has not received any written notice of any other audits or investigations by any taxing authority in progress, and the Company has not received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(c)           As of the date of this Agreement, the Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns.

(d)           The Company has not received written notice of any Liens for taxes on the Assets of the Company.

(e)           The Company is not a party to any agreement providing for the allocation or sharing of taxes.

4.10 Title to Assets; Absence of Liens and Encumbrances, etc.  The Company has good, marketable and valid title to all of its Assets reflected in the Financial Statements, free and clear of any and all Liens; moreover, any and all of the Company Assets are set forth in Schedule 4.10 hereof.  The Assets constitute all of the assets and properties used in or required for the Company’s operation as presently conducted, including but not limited to the operation and/or fulfillment of Pemex Contract.  The Assets are in good conditions, suitable for their current use and consistent with the past use they have been subject to in connection with the operation of the business of the Company.  To that end the Company does not own or hold, and is not obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate (if any) or any portion thereof or interest therein related to any real property (if any).

From December 31, 2008, and until the date of this Agreement, Sellers have not received written notice from any Governmental Body or from other person requiring or advising of the need for any repair, alteration, restoration, improvement or remedial action in connection with the Assets. The Company has received no notice of any injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, or use of the Assets.

For purposes of this Agreement, “Assets” shall mean, (i) all of the assets owned by the Company, whether real, personal, tangible or intangible, including but not limited to the land, buildings, structures and improvements and any other real properties, and all rights and interests thereto, owned, leased or occupied by the Company including the assets reflected in the Financial Statements, which include the (6) six land drilling rigs (the “Rigs”) and related equipment (and any rights thereto) listed in Schedule 4.10(a) hereto, (ii) certain collection rights (derechos de cobro) and/or rights to the profits (or other arrangement as agreed by the parties) pursuant to contracts to lease and maintain certain drilling equipment for Pemex Exploración Producción (the “Pemex Contract”) a copy of which is attached hereto as Schedule 4.10(b), (iii) that certain Master Services Agreement, dated as of August 5, 2009, by and between the Company and Servicios Integrales GSM, S. de R.L. de C.V., a copy of which are attached as Schedule 4.10(c) hereto, and (iv) that certain Master Services Agreement, dated as of July 30, 2009, by and between the Company and Constructora y Perforadora Latina, S.A. de C.V., a copy of which is attached as Schedule 4.10(d) hereto.

4.11 Intellectual Property.

(a)  Schedule 4.11 sets forth a complete and correct list, as of the date of this Agreement, of the Intellectual Property that is related to the business.  All Intellectual Property used or held by the Company is owned by or licensed to the Company.

(b)           The Company has not received written notice of any actual or threatened claims or demands of any person contesting the validity, enforceability, use or ownership of any of the Intellectual Property or pertaining to any Intellectual Property, and no proceedings have been instituted or are pending or, threatened, which challenge the rights of the Company to use the Intellectual Property presently used or held by the Company. Neither the Sellers nor the Company has received any written notices of any infringement or misappropriation by, or conflict with, any person with respect to the Intellectual Property, including any demand or request that Sellers or the Company license rights from, or make royalty payments to, any person, and neither the Sellers nor the Company has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

For purposes of this Section 4.11, the term “Intellectual Property” means all intellectual property owned or used (as licensor or licensee) by Company in the business, including (i) trade names, trademarks and service marks, registered and unregistered, and applications thereof; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works; (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (v) all rights in Internet web sites and Internet domain names presently used by Company.

4.12 Contracts. Schedule 4.12 lists all of contracts and agreements to which the Company is a party (the “Contracts”), except for the agreements entered in the ordinary course of the business and which annual payment is not in excess of US$250,000.00 and/or which term is not more than 12 months. (a) Each Contract is valid, binding, and in full force and effect, and is enforceable by the Company in accordance with its terms; (b) the Company has not received written notice that it has not performed in all respects the obligations required to be performed by it to the date under each Contract; (c) the Company has not received any written notice of default under any Contract to which it is a party; and (d) no Contract contains any provision providing that any other party thereto may terminate the same by reason of the Sale Transaction or contains any other provision which would be altered solely by reason of the Sale Transactions. Except for the Contracts set forth on Schedule 4.12, the Company is not, as of the date hereof, a party to, or bound by, nor are any of its Assets or properties bound by, (i) any agreement involving the payment by or to the Company of more than US$250,000.00 in any twelve-month period; (ii) any contract for the acquisition, sale or lease or granting a right at such person’s option to purchase or acquire of any Assets of the Company or interests therein the value of which are in excess of US$250,000.00 (by merger, purchase or sale of Assets or otherwise); (iii) any contract for capital contributions or expenditures in excess of US$250,000.00; (iv) any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of its real or personal property the value of which are in excess of US$250,000.00; (v) any non-competition and/or exclusivity agreement with any person, including any current or former officer or employee of the Company, or any agreement that restricts (1) the geographical area in which the Company is permitted to operate or, (2) the scope or type of business which the Company is permitted to operate; (vi) any contract relating to any debt for borrowed money, guaranty, surety, line of credit or other loan or financing arrangement for a principal amount in excess of US$250,000.00; (vii) any partnership, joint venture agreement, strategic alliance, sharing of profits or other similar agreement; or (viii) any agreement or compensation arrangement committing the Company to make monthly payments in excess of  U.S.$250,000.00 for the employment of any officer or employee; (ix) any contract with Sellers or any affiliate of Sellers or any other person whose capital stock is owned, directly or indirectly, by any of the Sellers in a percentage that exceeds 25% of the outstanding capital stock of such person, or any contract between or among the Company, committing the Company to make annual payments in excess of US$250,000.00; (x) any contract or arrangement pursuant to which the Company has (a) made or will make loans or advances to any person, or (b) become a guarantor, surety or pledged of its Assets on or otherwise become responsible with respect to any undertaking or obligation of any other person; (xi) any contract or arrangement with a sales representative, manufacturer’s representative, contractors and/or subcontractor’s and/or its representatives, governmental body, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any person representing annual fees or payments in excess of US$250,000.00 or that cannot be terminated by either Party without cause through a ninety (90) day prior written notice of termination; (xii) any contract granting to any person a right at such person’s option to lease, use, or acquire any Asset or property of the Company (or interest therein); (xiii) any Contract with a supplier (including a purchase order), which (a) evidences a commitment by the Company to make aggregate payments of more than US$250,000.00, (b) is exclusive or (c) obligates the Company to make aggregate payments in excess of US$250,000.00.

4.13 Employee Benefits.

(a)           Schedule 4.13 sets forth a complete and correct list of all employee benefit plans maintained by the Company or to which Company contributes, other than those plans, agreements, programs, policies or arrangements that are required to be maintained or contributed to under applicable Law (collectively, the “Employee Benefit Plans”).

(b)           All contributions and premiums relating to the Employee Benefit Plans that are required to have been paid by applicable Law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely paid.

(c)           Each Employee Benefit Plan has been operated and administered and is in compliance with all applicable Laws.  There are no actions, suits or claims pending or, threatened against any Employee Benefit Plan, and no facts exist which could give rise to any such actions, suits or claims.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is reasonably expected to result in the acceleration of the time of payment, vesting or funding of, or increase or modification in the amount or terms of, any compensation or benefits that are or may become payable from or by the Company to its employees.  There have been no acts or omissions that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan to the extent otherwise permitted under the terms of such Employee Benefit Plan or by the applicable Law.

4.14 Labor.

(a)           Schedule 4.14(a) lists each labor or collective bargaining agreement to which the Company is a party.

(b)           Schedule 4.14(b) lists all of the employees of the Company, as of the date of this Agreement, indicating the current rate of pay or salary of each such employee.  As of the date of this Agreement, there is no ongoing effort by any union to enlist any employees of the Company and there is no request for union or collective bargaining representation pending and no question regarding union representation has been raised.  Schedule 4.14(b) contains an accurate and complete copy of any employee handbook of, and any written work rules pertaining to, the Company. The consummation of the Sale Transactions contemplated by this Agreement will not give rise to any obligation to make any payment (including any golden parachute) to any employee or director of the Company.

(c)           There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, threatened against the Company by its employees.  The Company has complied with all applicable Laws respecting the employment of its employees, including all such Laws relating to labor relations, social security obligations, workers profit sharing, terms and conditions of employment, bonus, equal employment opportunities, employment discrimination and wages and hours.

(d)           The Company is in compliance in all respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, mandatory employees’ records, mandatory labor insurance coverage and any similar state or local Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

4.15 Litigation.  The Company has not received written notice of any legal proceeding either judicial, administrative or arbitral action, suit, dispute, litigation, proceeding or investigation (public or private), claim or governmental proceeding (“Legal Proceeding”) pending or, threatened that confront the validity of this Agreement, any Related Documents or any action taken or to be taken by the Company or the Sellers in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the Sale Transaction.  The Company has not received written notice of any Legal Proceeding pending or, threatened against any of the business, the Assets, the Company and/or any of their officers, directors, employees or members in, before or by any Governmental Body.  There are no unsatisfied or outstanding orders of any Governmental Body against the Company or against any of the Company’s Assets or properties or businesses.  The Company or the Sellers are not in default of any order, judgment, decree, stipulation or consent of or with any Governmental Body that affects or may pertain to any of the matters referred to in clause (a) above.

4.16 Environmental Matters. (i) The Company is in compliance in all respects with all applicable environmental laws, including any and all applicable federal, state, municipal, local statutes, acts, law, regulations, ordinances, official norms and standards and other binding  and enforceable provisions or legal requirement having the force or effect of law; all applicable judicial and administrative definitive and irrevocable orders and determinations; and safety and pollution and/or protection of the environment in Mexico, including without limitation, air releases, surface water, ground water, land surface or subsurface strata treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, remediation or cleanup of any pollutants, that is now regulated by any Environmental Law or that is otherwise a danger to public health, or the environment (“Environmental Laws”); (ii) the Company has all and is in compliance in all respects, with all environmental permits (including but not limited to any permit, variance, approval, consent, registration, licenses, concessions, certificate, authorizations or reporting obligation or any variance thereof required under any applicable Environmental Law) necessary for their operations and have generated and maintained all required data, documentation and records under any Environmental Laws; (iii) the Company has not been required by any Governmental Body to pay any exactions or penalties for violations of any applicable Environmental Law or Environmental Permit, or for the failure to obtain any required Environmental Permit, which are not complied with or settled to this date, (iv) neither the Sellers nor the Company are currently subject of any pending litigation or proceedings with respect to violations of any Environmental Law or involved in a demand for damages or other potential liability with respect to violations of any Environmental Law; (v) there are no Environmental Conditions nor have there been any Releases of Pollutants at, on, in, over, from, under or in any way affecting the real property owned, leased by or used by the Company or the Assets; for purposes of this Section, “Environmental Condition” means, with respect to any real property (owned, leased, used or operated) or in connection with the operations and the conduct of business of the Company, (1) existing conditions, ongoing activities or failures to act that violate, breach or infringe Environmental Laws or that have resulted or would be reasonably likely to result in a release of pollutants, (2) existing conditions resulting from past releases of pollutants that have affected or would be reasonably likely to affect soil, subsoil, water, or underground water or real property, and (3) existing conditions that would be reasonably likely to result in potentially harmful human exposure to pollutants or that may put at risk human health or the environment in terms of Environmental Law; (vi) The Company has not, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance or waste (except for those required in normal operations and pursuant to applicable Environmental Law), including without limitation any hazardous substance or waste, or owned or operated or used any property or facility (and, no such property or facility contains any such substance) in any manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law; (vii) neither this Agreement nor the consummation of the transaction that is subject of this Agreement will result in any obligations of the Buyer for site investigation or cleanup (remediación), or notification to or consent of any Governmental Bodies at any level or of third parties, pursuant to any Environmental Law, (viii) there is no current basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability with respect to any Environmental Law; and (ix) there are no environmental audits, studies, reports, analyses, Phase I and/or Phase II reports, or results of investigations in the possession or control of Sellers that have been performed with respect to the currently owned, leased, used or operated properties of the Company.

4.17 Compliance with Laws; Licenses.

(a)           The Company is in compliance with all applicable laws, statues, ordinances, rules or regulations of any applicable jurisdiction.

(b)           The Company owns or validly holds all permits, approvals, authorization, consent, registration, license, etc., by any Governmental Body (the “Permits”) which are necessary for it to own, lease or operate its properties and Assets and to conduct its business as now conducted.  The business of the Company has been and is being conducted in compliance in all respects with all such Permits.  All such Permits are in full force and effect, and no proceeding or investigation is pending or, threatened which would be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

4.18 Insurance.  Schedule 4.18 contains a true and complete list of, all liability, property, workers compensation, directors and officers liability, assets insurance, etc., and other similar insurance policies or agreements that insure the business, operations, assets or affairs of the Company or affect or relate to the ownership, use, or operations of any of the Assets of the Company.  The Company has not received (i) any written notice of default, cancellation or termination in respect of any such policy or agreement or (ii) any written notice from the relevant insurance carrier that any such policy is not enforceable in accordance with its terms.

4.19 No Adverse Change.  Since December 31, 2008, there has not been any adverse effect or a adverse change that has impaired, or is reasonably likely to impair the value of the business, Assets, properties, results of operations or financial condition of the Company or the results of operations or condition (financial or otherwise) of the business or of the Company ability to use, operate and/or benefit from their properties or Assets in a manner consistent with past practice, or their ability to consummate the Sale Transaction contemplated hereby.

4.20 Agent, Finder or Broker.  No Seller has any liability to pay any fees or commissions to any agent, broker or finder with respect to the transactions contemplated hereby.

4.21 Solvency.  Each Seller is able to pay its debts as they mature.

4.22 No Due-Diligence.  Each Seller acknowledges and agrees, (i) that its representations and warranties hereto are of the essence of this Agreement, the Related Documents and the transactions contemplated thereby, (ii) that Buyer’s decision to enter into this Agreement and to consummate the transactions contemplated hereby is based upon Seller’s representations and warranties hereto, and that Buyer has relied upon any such representations and warranties, and (iii) that to consummate the transactions contemplated hereby, Buyer has not made any due diligence and/or investigation of the Company.

5. Representations and Warranties of Buyer.  Buyer represents and warrants to each Seller as follows:

5.1 Authority; Consents; Enforcement; Noncontravention.

(a) Authority of Buyer.  Buyer has the requisite corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Enforcement.  This Agreement has been or will be duly executed and delivered by Buyer and will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

(c) Noncontravention.  Neither the execution and the delivery of this Agreement, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof, will (i) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties is subject, or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any person.

5.2 Agent, Finder or Broker.  Buyer has no liability to pay any fees or commissions to any agent, broker or finder with respect to the transactions contemplated hereby.

5.3 Proceedings; Orders.  There are no proceedings or orders pending or, to the knowledge of Buyer, threatened or contemplated against Buyer affecting, or which could affect, Buyer’s ability to perform its obligations under this Agreement.

6. Conditions Precedent to the Buyer’s Obligations and to the Closing. The obligation of the Buyer to consummate the Sale Transaction on the Closing Date shall be subject to the satisfaction, or waiver by the Buyer, of the following conditions:

6.1           Accuracy of Representations and Warranties.  Each of the representations and warranties of the Sellers contained herein shall be true and correct in all respects as of the Closing Date with the same force and effect as though the same had been made as of the Closing Date. For any such purposes, Buyer shall have received a certificate from the Sellers duly signed by an authorized officer, to the effect of certifying the validity of each Seller representations and warranties as of the Closing Date.

6.2           Performance of Covenants.  The Sellers shall have performed and complied with in all respects all of the covenants and provisions of this Agreement required to be performed or complied with by them between the date hereof and the Closing Date.

6.3           No Injunction.  No preliminary or permanent injunction or other order of any court or tribunal of competent jurisdiction restraining, prohibiting, restructuring, unwinding, limiting or making illegal the consummation of the Sale Transaction shall be in effect.

6.4           Delivery of Documents. The Operating Agreement has been duly executed and delivered by Bronco, Buyer and the Company, and any and all actions pursuant to any such agreement have occurred and/or consummated, including but not limited to the General Meeting of the members of the Company and the amendment of the Company’s bylaws as set forth in this Agreement.

6.5           Contributed Assets. Those certain collection rights or profit rights to the Pemex Contract (prior Pemex written consent or other arrangement as agreeable by the parties) and the Rigs have been duly contributed and assign to the Company at Buyer’s satisfaction. The Parties acknowledge and agree that the Parties, in their corresponding membership ownership in the Company, shall contribute to the Company the appropriate funds for purposes of paying any value added tax (VAT) for assets imported by the Company on or after the date hereof.

6.6           Consents.  All necessary and convenient consents, authorizations, approvals and waivers of any Governmental Body or other third party with respect to the Sale Transaction shall have been obtained.  Schedule 6.6 contains an indicative list of any such consents, authorizations, approvals and/or waivers.

6.7           Other Actions and Conditions. Any other action pursuant to this Agreement has been taken and/or any other condition and/or condition precedent pursuant to this Agreement has been fulfilled, including but not limited to the actions and/or conditions of Section 3.4 and Section 8 hereof.

7. Covenants; Waiver.

7.1 Transition of the Company.  After the Closing, neither Seller shall take any action that is intended or has the effect of discouraging any lessor, licensor, customer, or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing.  Prior to Closing, the Sellers shall, and shall cause the Company to, conduct the business of the Company in the ordinary and usual course in a manner consistent with current practice and shall use all commercially reasonable efforts (i) to preserve the present business organization of the Company, (ii) to maintain the Assets that constitute tangible property of the Company in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), (iii) to maintain the books and records of the Company in the regular manner, (iv) to perform in all respects all of the obligations of the Company under the Contracts to the extent required thereby, (v) to maintain in full force and effect the same levels of insurance coverage as are afforded under the insurance policies listed on Schedule 4.18, and (vi) to cause the business of the Company to comply in all respects with all applicable Law.  The Sellers shall, after the date hereof, afford to the Buyer and its directors, officers, employees, counsel, representatives, advisors, accountants and auditors unfettered access, during regular business hours and upon reasonable advance notice, to the Assets, information, books and records and management employees of the Company (provided that such visits do not interfere with or disrupt or adversely affect the business of the Company), and shall furnish, or cause to be furnished, to the Buyer any financial and operating data and other information with respect to the business and Assets of the Company as the Buyer shall from time to time reasonably request for the purpose of verifying the representations and warranties of the Sellers made herein

7.2 Further Assurances.  After the Closing Date, each Seller shall use its reasonable best efforts to assure that any necessary third party shall execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer and the Company the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated hereby.

7.3 Public Statements. Before any party hereto or any of its affiliates or agents releases any information concerning this Agreement or the Sale Transaction, which release is intended for or would reasonably be expected to result in public dissemination thereof, it shall obtain the other parties’ written consent to the release thereof.

7.4 Compliance with Operating Agreement; Consent.  By their signatures below, the parties hereby acknowledge and agree that (a) the terms and provisions of the Operating Agreement have either been complied with or waived with respect to the issuance, sale, transfer and assignment of the Membership Interests by the Sellers to Buyer; and (b) all of the conditions precedent to the effectiveness of the sale of the Membership Interests to be sold by Sellers to Buyer have been satisfied.

7.5 Contribution of Additional Rigs.  Bronco hereby covenants to contribute the drilling rigs known as Bronco Rigs 55, 76 and 78 to the Company pursuant to the Contribution Agreement upon completion of the Pemex Contract or upon the consent of Pemex to contribute such rigs.

8. Deliveries and Actions To Be Taken at the Closing.

8.1  Deliveries by Sellers.  Each Seller covenants to deliver to Buyer at the Closing:

(a) Membership Interests.  The Membership Interests purchased by Buyer hereto, free and clear of any Liens.

(b) Operating Agreement.  The Operating Agreement of the Company duly executed.

(c) General Meeting of the Members. Certified copy of the General Meeting of the members of the Company held, at which, (i) the current bylaws of the Company were amended as set forth in the Operating Agreement, (ii) the directors and members of the Board of the Company set forth in Schedule 3.4 herein, have been removed and each of the persons whose names are provided by Buyer to the Sellers prior to the Closing Date have been elected as directors and/or members of the Board in their place, and (iii) the granting and revocation of certain powers of attorney in the Company pursuant to the Operating Agreement.

(d) Books.  Corporate books.

(e) Other Documents.  Such other documents as may be reasonably necessary to effect the closing of the transactions contemplated herein.

8.2 Deliveries by Buyer.  Buyer covenants to deliver to each Seller at the Closing:

(a) Purchase Price.  The Purchase Price pursuant to Section 2 hereof.

(b) Operating Agreement.  The Operating Agreement of the Company duly executed.

(c) Other Documents.  Such other documents as may be reasonably necessary to effect the closing of the transactions contemplated hereby.

9. Indemnification and Related Matters.

9.1 Indemnification.

(a)           Each Seller hereby agrees, to, on a joint and several basis, indemnify and hold  Buyer, its affiliates and the officers, directors, employees and agents of any of the foregoing, harmless from and against any claims, demands, judgments, actions or causes of action, liabilities, obligations, payment obligations, damages and lost profits (perjuicios), losses, deficiencies, assessments, costs, penalties, interest and expenses (including, without limitation, the reasonable fees and expenses of counsel) (collectively “Losses”) incurred and/or to be incurred by Buyer, its affiliates or the officers, directors, employees and agents of any of the foregoing, as the case may be, and/or incurred and/or to be incurred by the Company, arising out of, based upon, attributable to, consequence of, or resulting from:

(i)           any breach (including any omission, false and/or untrue or inaccurate statement)  on the part of either Seller of any representation or warranty of such Seller contained in this Agreement, or

(ii)           any non-fulfillment on the part of either Seller of any agreement or covenant contained in this Agreement; or

(iii)           any actions, omission to act, non-fulfillment, and liabilities that took place (and/or that should have been taken), including all liabilities arising out of the ownership of the Company or the Company’s Assets or the operation of the Company’s businesses prior to or on the Closing Date, which result or may result in a Loss for either Buyer or the Company; or

(iv)           all actions, suits, proceedings, demands, assessments, judgments (including but not limited to taxation, administrative, judicial, labor and/or of any kind) against the Company or Buyer by any third party including any governmental body with respect to any actions, omission to act, and liabilities that took place (and/or that should have been taken), prior to or on the Closing Date, which result or may result in a Loss for either Buyer or the Company.

(b) Buyer hereby agrees to indemnify and hold each Seller, Company, and their respective affiliates, officers, directors, employees and agents, harmless from and against any Losses incurred and/or to be incurred by each Seller, Company and their respective affiliates officers, directors, employees and agents, as the case may be, and/or incurred and/or to be incurred by Buyer, arising out of, based upon, attributable to, consequence of, or resulting from:

(i) any breach (including any omission, false and/or untrue or inaccurate statement)  on the part of Buyer of any representation or warranty of Buyer contained in this Agreement, or

(ii) any non-fulfillment on the part of Buyer of any agreement or covenant contained in this Agreement; or

9.2 Procedures for Indemnification.  Whenever a claim shall arise for indemnification under this Section 9.1, the party entitled to indemnification hereof (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim.  Failure to promptly notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability it may have under Section 9 hereof.  In the case of any legal proceeding brought by a third party (a “Third Party Claim”), the Indemnifying Party may, at its sole cost and expense, assume the defense thereof using counsel which is reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such Third Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses or rights available to it which have not been waived and are in actual conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right to select one law firm to act as separate counsel on behalf of such Indemnified Party, at the expense of the Indemnifying Party.  Subject to the provisions of the immediately preceding sentence, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that no settlement shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and provided, further, that subject to the proviso of the immediately preceding sentence, the Indemnified Party may, at Indemnifying Party expense, participate in any such Third Party Claim with the counsel of its choice without any right of control thereof.  So long as the Indemnifying Party is in good faith defending any Third Party Claim, the Indemnified Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms hereof, the Indemnified Party may defend against such Third Party Claim in such manner as it may deem appropriate, including, without limitation, settling such Third Party Claim (after giving prior written notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party therefore in accordance with the provisions of Section 9.2 and Section 9.3.

9.3 Payment. Sellers acknowledge and agree that in the event that, (i) Indemnifying Party does not assume any defense pursuant to Section 9.2 hereof within 5 (five) business days after receipt of notice of the existence of a Claim, or (ii) if  Indemnifying Party defense pursuant to Section 9.2 is not being adequate and/or if any such defense has no success and therefore any Loss and/or Losses are payable, then Seller shall pay Buyer in cash in immediately available funds the amount of any such Loss, such payment to be made within 3 (three) business days after, (x) the term of Section 9.3 (i) expiring, or (y) receipt of a written notice by Buyer stating that a Loss is payable, attaching any documentary evidence thereto.

9.4 Survival. All of the representations and warranties of each Seller shall survive for a period of 5 (five) years from the Closing Date, and each Seller indemnification obligations pursuant to this Section 9 shall survive until the date that is 6 (six) months after (x) the expiration of the applicable statute of limitations and/or (y) the expiration of the rights pursuant to applicable law of any third party (including any Governmental Body) to assert any claims against the Company and/or Buyer that constitute or may constitute a Loss pursuant to this Agreement.  Sellers shall have the right to rely upon the representations, warranties, covenants and agreements of Buyer contained in this Agreement.

10. Miscellaneous Provisions.

10.1 Submission to Jurisdiction.  IN THE EVENT ANY PARTY HERETO INSTITUTES ANY LEGAL ACTION IN CONNECTION WITH ANY MATTER DESCRIBED HEREIN, THAT LEGAL ACTION SHALL BE INSTITUTED ONLY IN THE COURTS OF THE UNITED MEXICAN STATES, FEDERAL DISTRICT (MEXICO, D.F.).  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND, FURTHER, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

10.2 LIMITATION OF REPRESENTATIONS AND WARRANTIES. NEITHER SELLERS NOR ANY OF THEIR AFFILIATES ARE MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, CONCERNING SELLERS, THE MEMBERSHIP INTERESTS, OR THE BUSINESS, ASSETS OR LIABILITIES OF SELLERS, THE COMPANY OR ITS AFFILIATES EXCEPT AS SET FORTH IN THIS AGREEMENT.

10.3 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others.  Unless otherwise expressly provided, the word “including” and its syntactical variants do not limit the preceding words or terms and mean “including, but not limited to.”

10.4 Entire Agreement.  This Agreement (along with the transactions contemplated by the Contribution Agreement pursuant to Section 6.3 hereof) embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained and supersedes all other prior agreements, correspondence, arrangements and understandings, whether oral or written, relating to the subject matter hereof.  No representation, promise, inducement or statement of intention has been made by any party, which has not been embodied in this Agreement and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.

10.5 Expenses and Taxes.  Each party to this Agreement will bear such party’s respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. Any stamp, documentary, recording, transfer, sales and use and/or similar taxes incurred in connection with this Agreement and the Sale Transactions hereof, shall be borne by the applicable party pursuant to applicable law.

10.6 Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the United Mexican States.

10.7 Invalidity of Provisions; Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not adversely frustrate the parties’ essential objectives as expressed herein.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.8 Notices.

(a) Giving of Notices.  All notices shall be deemed to have been given if in writing and (i) personally delivered against a written receipt, (ii) sent by confirmed telephonic facsimile, (iii) sent by e-mail, followed by confirmation of receipt sent by the addressee or (iv) delivered to a reputable express messenger or mail service (including, Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the others):

IF TO SELLERS:	16217 N. May Avenue Edmond, Oklahoma 73013 Attn: David Treadwell
IF TO BUYER:	Jaime Balmes No. 11, Torre C, Quinto Piso, Los Morales Polanco México, Distrito Federal, C.P. 11510 Attn: Antonio Gómez García
(b) Time Notices Deemed Given.  All Notices shall be effective upon receipt after (i) personal delivery, (ii) confirmation of a telephonic facsimile or email or (iii) delivery to a reputable express mail or messenger service.

10.9 Specific Performance.  Each party acknowledges that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms.  Accordingly, Sellers, on the one hand, and Buyer on the other, agree that the other parties shall be entitled to an injunction or injunctions to prevent a breach of each and every provision of this Agreement and to enforce specifically this Agreement and each and every term and provision hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Buyer, Sellers and the matter, in addition to any other remedy to which such party may be entitled, at law or in equity. In no event will any Party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits (perjuicios), business or anticipated savings).

10.10 Time of Essence.  Time is of the essence to the performance of the obligations set forth in this Agreement.

10.11 Succession and Assignment.  This Agreement and all covenants and agreements contained herein and rights, interests and obligations hereunder by or on behalf of any of the parties hereto, shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, provided however, that Buyer shall have the right to assign this Agreement to any Buyer’s affiliate and/or subsidiary.

10.12 Counterparts.  This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

10.13 Litigation Expense.  In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party’s reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.

10.14 Waiver of Right to Jury Trial.  BUYER AND EACH SELLER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:

CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN S.A.B DE C.V.

By:           /s/ Antonio Gomez Garcia
Name:      Antonio Gomez Garcia
Title:        C.E.O.

By:           /s/ José Guadalupe Fernández F.
Name:      José Guadalupe Fernández F.
Title:        General Counsel

SELLERS:

BRONCO DRILLING COMPANY, INC.

By:           /s/ Steven Starke
Name:      Steven Starke
Title:        Chief Accounting Officer

SADDLEBACK PROPERTIES LLC

By:           /s/ David C. Treadwell
Name:      David C. Treadwell
Title:        General Counsel

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT